Exhibit 99.1
FOR IMMEDIATE RELEASE
PLEXUS REPORTS RECORD $2.01B REVENUE WITH 25% GROWTH FOR FISCAL 2010
Record Fiscal Fourth Quarter Revenue of $556 Million, EPS of $0.65
Initiates Q1 Revenue Guidance of $550 - $580 Million
NEENAH, WI, October 27, 2010 — Plexus Corp. (Nasdaq: PLXS) today announced:
     Fiscal 2010 Results:
•	Revenue: $2.01 billion, up 25% over prior year

•	Diluted EPS: $2.19 including $0.23 per share of stock-based compensation expense

•	Return on invested capital (ROIC): 19.5%
     Q4 Fiscal 2010 Results (quarter ended October 2, 2010):
•	Revenue: $556 million, relative to guidance of $530 to $555 million

•	Diluted EPS: $0.65, including $0.06 per share of stock-based compensation expense, relative to guidance of $0.58 to $0.63
     Q1 Fiscal 2011 Guidance:
•	Revenue: $550 to $580 million

•	Diluted EPS: $0.56 to $0.62, excluding any restructuring charges and including approximately $0.06 per share of stock-based compensation expense
Dean Foate, President and CEO, commented, “Fiscal year 2010 was an excellent year for Plexus. We delivered revenue growth of 25%, ending the year at a record $2.01 billion. Return on invested capital improved to 19.5%, moving this key financial metric in line with our 20% target. Our exceptional organic revenue growth, coupled with our strong economic profit performance, were outstanding achievements during a period with a continuing sluggish macroeconomic environment.”
Mr. Foate added, “Our fiscal fourth quarter performance was at the higher end of expectations, resulting in a strong finish to fiscal year 2010. Revenue grew 3.6% sequentially to $556 million, a record result. Earnings leverage was strong with EPS of $0.65, up 10% over the prior quarter.”
Mr. Foate continued, “During the fiscal fourth quarter we won 24 new manufacturing programs that we anticipate will generate approximately $115 million in annualized revenue. For the full fiscal year we won approximately $501 million in annualized revenue for our manufacturing solutions group, which is based on customer forecasts when ramped to full production and is subject to risks around the timing and ultimate realization of anticipated revenues. Our engineering solutions group continues to build a healthy book of business, winning approximately $21 million of new engineering programs during the fiscal fourth quarter, a record result and strong confirmation of the value of our Product Realization capabilities and brand.”
Ginger Jones, Vice President and CFO, commented, “Gross and operating margins were 10.1% and 5.2%, respectively, for the fiscal fourth quarter, consistent with our expectations when we set guidance for the quarter. Importantly, we have delivered strong financial results for the full fiscal year that are in line with our target financial model of 20% ROIC, 10% gross margin and 5% operating margin.

Our tax rate for fiscal 2010 was 1%. This was lower than the 2% tax rate used when we established our guidance for this quarter due to the regional mix of earnings in the fiscal fourth quarter. Consequently, diluted EPS for the quarter was $0.02 higher than we would have anticipated. Fiscal fourth quarter cash cycle days were 75 days, consistent with the fiscal third quarter cash cycle days.”
Mr. Foate added, “While we delivered a strong finish to fiscal 2010, we currently anticipate that the first half of fiscal 2011 will present some headwinds before returning to stronger growth and operating performance in the second half. Our current view is that our 2011 fiscal first quarter revenue will be flat to modestly higher than the fiscal fourth quarter of 2010. We are establishing fiscal first quarter 2011 revenue guidance of $550 to $580 million with EPS of $0.56 to $0.62, excluding any restructuring charges and including approximately $0.06 per share of stock-based compensation expense. Looking ahead to the fiscal second quarter, we currently anticipate a somewhat challenging quarter as we ramp down production for two customers that were acquired during the past year, as previously disclosed, and that will transition out of Plexus while we absorb structural seasonal operating cost increases, including salary adjustments, during the quarter. Looking to the second half of fiscal 2011, we currently anticipate returning to strong growth as we ramp a number of new programs won in recent quarters and we expect operating performance to be consistent with our long-term financial model.”
Mr. Foate concluded, “I believe that our robust recovery in fiscal 2010, both in organic revenue growth and financial results, helps demonstrate that our industry leadership in delivering mid-to-low volume, higher complexity Product Realization Value Stream Solutions comprises a unique value proposition that helps create competitive advantage for our customers. We remain committed to our enduring goals of delivering long-term organic growth of 15% and generating economic profit for our shareholders. Our confidence in our long-term growth opportunities compels us to proceed with capacity investments required to serve our customers.”
Plexus provides non-GAAP supplemental information. Non-GAAP income statements exclude transactions such as restructuring costs that are not expected to have an effect on future operations. Non-GAAP financial data is provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including return on invested capital (“ROIC”), are used for internal management assessments because such measures provide additional insight into ongoing financial performance. In particular, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector	Q4 F10		Q3 F10
Wireline/Networking	$222 M	40%	$223 M	42%
Wireless Infrastructure	$63 M	11%	$61 M	11%
Medical	$116 M	21%	$111 M	21%
Industrial/Commercial	$116 M	21%	$98 M	18%
Defense/Security/Aerospace	$39 M	7%	$43 M	8%
Total Revenue	$556 M		$536 M

FISCAL Q4 SUPPLEMENTAL INFORMATION
•	ROIC for both the fiscal fourth quarter and fiscal 2010 was 19.5%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling five-quarter period. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments. In periods where restructuring or non-cash goodwill impairment charges were incurred, such as some quarters in fiscal 2009, we compute adjusted ROIC excluding these costs to better compare ongoing operations.
•	Cash flow provided by operations was approximately $28 million for the quarter. Capital expenditures for the quarter were $27 million. Free cash flow was positive for the quarter, at approximately $1 million. Free cash flow for the year was negative, at approximately $73 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.
•	Top 10 customers comprised 57% of revenue during the quarter, up 3 percentage points from the previous quarter.
•	Juniper Networks, Inc., with 16% of revenue, was the only customer representing 10% or more of revenue for the quarter.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 F10	Q3 F10
Days in Accounts Receivable	51 Days	47 Days
Days in Inventory	90 Days	89 Days
Days in Accounts Payable	(66) Days	(61) Days
Annualized Cash Cycle	75 Days	75 Days
Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q4 Earnings Conference Call

When:	Thursday, October 28th at 8:30 a.m. Eastern Time

Where:	(877) 312-9395 or (408) 774-4005 with conference ID: 14744811 http://tinyurl.com/2crqce4 (requires Windows Media Player)

Replay:	The call will be archived until November 4, 2010 at midnight Eastern Time http://tinyurl.com/2crqce4 or via telephone replay at (800) 642-1687 or (706) 645-9291 with conference ID: 14744811
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer focused service model seamlessly integrates innovative product design, customized supply chain solutions, uniquely configured “focused factory” manufacturing, global end-market fulfillment and after-market services to deliver comprehensive end-to-end solutions for customers in the North American, European and Asia-Pacific regions.
Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 100 branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new customers, including our arrangements with The Coca-Cola Company, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of the current constrained supply environment, which has led and may continue to lead to periods of shortages and delays in obtaining components based on the lack of capacity at some of our suppliers to meet increased demand, or which may cause customers to increase forecasts and orders to secure raw material supply or result in our inability to secure raw materials required to complete product assemblies; raw materials and component cost fluctuations particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by customer resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our new replacement facility in Oradea, Romania, and our plans to further expand in Penang, Malaysia and other locations; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; possible unexpected costs and operating disruption in transitioning programs; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 3, 2009).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$555,632	$392,975	$2,013,393	$1,616,622
Cost of sales	499,270	355,152	1,806,471	1,461,846

Gross profit	56,362	37,823	206,922	154,776

Operating expenses:
Selling and administrative expenses	27,352	23,034	107,270	93,138
Goodwill impairment costs	—	—	—	5,748
Restructuring costs	—	—	—	2,823

	27,352	23,034	107,270	101,709

Operating income	29,010	14,789	99,652	53,067

Other income (expense):
Interest expense	(2,253)	(2,532)	(9,589)	(10,875)
Interest income	293	472	1,436	2,323
Miscellaneous income (expense)	(823)	192	(1,062)	904

Income before income taxes	26,227	12,921	90,437	45,419

Income tax (benefit) expense	(380)	(2,130)	904	(908)

Net income	$26,607	$15,051	$89,533	$46,327

Earnings per share:
Basic	$0.66	$0.38	$2.24	$1.18

Diluted	$0.65	$0.38	$2.19	$1.17

Weighted average shares outstanding:
Basic	40,396	39,503	40,051	39,411

Diluted	41,054	40,049	40,831	39,654

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Statements of Operations

	Three Months Ended		Twelve Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net income — GAAP	$26,607	$15,051	$89,533	$46,327

Add: Income tax (benefit) expense	(380)	(2,130)	904	(908)

Income before income taxes — GAAP	26,227	12,921	90,437	45,419

Add: Goodwill impairment costs	—	—	—	5,748
Restructuring costs*	—	—	—	2,823

Income before income taxes and excluding restructuring and impairment costs — Non-GAAP	26,227	12,921	90,437	53,990

Income tax (benefit) expense — Non-GAAP**	(380)	(2,130)	904	1,537

Net income — Non-GAAP	$26,607	$15,051	$89,533	$52,453

Earnings per share — Non-GAAP:
Basic	$0.66	$0.38	$2.24	$1.33

Diluted	$0.65	$0.38	$2.19	$1.32

Weighted average shares outstanding:
Basic	40,396	39,503	40,051	39,411

Diluted	41,054	40,049	40,831	39,654

* Summary of restructuring costs

Restructuring costs:
Severance costs	$—	$—	$—	$1,948
Other exit costs	—	—	—	875

Total restructuring costs	$—	$—	$—	$2,823

** GAAP to Non-GAAP Income Tax Disclosure:

GAAP income tax (benefit) expense	$(380)	$(2,130)	$904	$(908)
Finalization of federal, state audits and change in state laws	—	—	—	1,377
Goodwill impairment costs	—	—	—	184
Severance costs	—	—	—	614
Other exit costs	—	—	—	270

Non-GAAP income tax (benefit) expense	$(380)	$(2,130)	$904	$1,537

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

Twelve Months
Ended
October 2, 2010
Operating income	$99,652
Add: Unusual (restructuring and impairment) charges	—

Operating income (excluding unusual charges)	99,652
Tax rate (excluding unusual charges)	x 1%

Tax impact	- 997
Operating income (tax-effected)	$98,655

Average invested capital	$506,773
ROIC	19.5%

						Average
						Invested
	Oct 2, 2010	Jul 3, 2010	Apr 3, 2010	Jan 2, 2010	Oct 3, 2009	Capital
Equity	$651,855	$620,619	$585,954	$549,618	$527,446
Plus:
Debt — current	17,409	17,310	17,655	21,626	16,907
Debt — non-current	113,234	117,485	121,692	125,908	133,936
Less:
Cash and cash equivalents	(188,244)	(190,203)	(234,028)	(233,931)	(258,382)

	$594,254	$565,211	$491,273	$463,221	$419,907	$506,773

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 2,	October 3,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$188,244	$258,382
Accounts receivable	311,205	193,222
Inventories	492,430	322,352
Deferred income taxes	18,959	15,057
Prepaid expenses and other	15,153	9,421

Total current assets	1,025,991	798,434

Property, plant and equipment, net	235,714	197,469
Deferred income taxes	11,787	10,305
Other	16,887	16,464

Total assets	$1,290,379	$1,022,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,409	$16,907
Accounts payable	360,686	233,061
Customer deposits	27,301	28,180
Accrued liabilities:
Salaries and wages	46,639	28,169
Other	50,484	33,004

Total current liabilities	502,519	339,321

Long-term debt and capital lease obligations, net of current portion	113,234	133,936
Other liabilities	22,771	21,969

Total non-current liabilities	136,005	155,905

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 47,849 and 46,994 shares issued, respectively, and 40,403 and 39,548 shares outstanding, respectively	478	470
Additional paid-in-capital	399,054	366,371
Common stock held in treasury, at cost, 7,446 shares for both periods	(200,110)	(200,110)
Retained earnings	445,568	356,035
Accumulated other comprehensive income	6,865	4,680

Total shareholders’ equity	651,855	527,446

Total liabilities and shareholders’ equity	$1,290,379	$1,022,672

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